UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2016 (November 30, 2016)

CLEARTRONIC, INC.
 (Exact name of registrant as specified in its charter)

Florida	000-55329	65-0958798
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

8000 North Federal Highway Boca Raton, FL 33487
(Address of principal executive offices)

Registrant's telephone number, including area code: 561-939-3300

________________________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01- Entry into a Material Agreement.

On November 30, 2016, the Registrant entered into a subscription agreement with a private investor (the “Investor”). Under the terms of the subscription agreement, the Investor purchased 525,746 shares of Series A Convertible Preferred stock for a price of $0.50 per Series A Preferred share. Shares of the Series A Convertible Preferred have the following conversion rights and provisions: After a period of two (2) years following the date of issuance, each one (1) share of Series A Preferred shall be convertible into 100 shares of fully paid and non-assessable Common Stock at the sole option of the holder of Series A Preferred. Each Series A Preferred Holder shall be entitled to receive cumulative dividends at the rate of eight percent (8%) of $.50 per annum on each outstanding share of Series A Preferred then held by such Series A Preferred Holder, on a pro rata basis.  Such dividends shall accumulate on the basis of a 365 or 366 day year, as the case may be, with respect to any share of Series A Preferred from the date of issuance of any such share and shall be paid quarterly commencing on December 31, 2016.  Dividends payable pursuant to this Section 3 shall be payable, at the sole option of the Corporation, in the form of (i) cash or (ii) shares of Common Stock at the VWAP for the last 10 trading days of the applicable calendar quarter, which VWAP shall not be lower than $0.01.  If payable in cash, such dividends shall be due by the 5th business day following the end of the applicable calendar quarter, and, if payable in shares of Common Stock, such dividends in the form of a stock certificate shall be due by the 10th business day following the end of the applicable calendar quarter, unless there are reasonable delays in delivery by the transfer agent of the Common Stock.  “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b)  if the Over-the-Counter Bulletin Board is not a trading market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Over-the-Counter Bulletin Board; (c) if the Common Stock is not then quoted for trading on the Over-the-Counter Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Series A Preferred Holders and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid equally by the Series A Preferred Holders and the Corporation.

Item 3.02-Unregistered Sales of Equity Securities.

On November 30, 2016 the Registrant issued 525,746 shares of its Series A Convertible Preferred stock, $.001 par value. As more fully described in Item 1.01 above, 525,746 shares were issued to one private investor for cash proceeds of $262,872.65. Reference is made to the disclosures set forth in Item 1.01 of this report, which disclosures are incorporated herein by reference.

The Registrant claimed exemption from the registration provisions of the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) thereof inasmuch as no public offering was involved. The shares were not offered or sold by means of: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium, or broadcast over television or radio, (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or (iii) any other form of general solicitation or advertising and the purchases were made for investment and not with a view to distribution. Each of the purchasers was, at the time of the purchaser’s respective purchase, an accredited investor, as that term is defined in Regulation D under the Securities Act, and had access to sufficient information concerning the registrant and the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLEARTRONIC, INC.

Date: December 5, 2016

By: /s/ Larry Reid

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Larry Reid

Chief Executive Officer